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                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      Form N-8A


                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:    MORGAN STANLEY STRATEGIC ADVISER FUND, INC.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):


         1221 Avenue of the Americas, New York, New York 10020
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Telephone Number (including area code):

         (212) 762-7007
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Name and address of agent for service of process:

Harold J. Schaaff, Esq.
Morgan Stanley Asset Management Inc.
1221 Avenue of the Americas
New York, New York   10020
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Copies to:
Richard W. Grant, Esq.
Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, PA   19103

Michael F. Klein, Esq.
Morgan Stanley Asset Management Inc.
1221 Avenue of the Americas
New York, New York 10020

Check Appropriate Box:


    Registrant is filing a Registration Statement pursuant to Section 8(b)
    of the Investment Company Act of 1940 concurrently with the filing of
    Form N-8A:
    Yes  X    No
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    Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of New York, and state of New York on the 27th day of July, 1997.

                                  MORGAN STANLEY STRATEGIC ADVISER FUND, INC.


Attest: /s/ Valerie Y. Lewis            By: /s/ Michael F. Klein
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       Title: Secretary                    Title: President